Exhibit 10.1

AIRCRAFT TIME SHARING AGREEMENT

This Aircraft Time Sharing Agreement (“Agreement”) is entered into this 27th day of March, 2015 (“Effective Date”) by and between Restoration Hardware, Inc., a Delaware corporation (“Lessor”), and Gary G. Friedman, an individual (“Lessee”). Lessor and Lessee are hereinafter sometimes referred to individually as “Party” and also collectively as “Parties”.

RECITALS

WHEREAS, Lessor is the operator of the Gulfstream Aerospace Corporation model GIV (G400) aircraft bearing manufacturer’s serial number 1529 and current United States Registration Number N477SA (to be changed to N171RH) (“Aircraft”);

WHEREAS, Lessor employs a fully qualified flight crew to operate the Aircraft; and

WHEREAS, Lessor and Lessee desire to lease the Aircraft and flight crew from time to time on a time sharing basis, as defined in Section 91.501(c)(l) of the Federal Aviation Regulations (“FAR”).

NOW, THEREFORE, in consideration of the foregoing and based on the mutual covenants and conditions set forth herein, the Parties agree as follows:

ARTICLE 1

LEASE OF AIRCRAFT

1.1 Lease of Aircraft. Pursuant to and in accordance with the provisions of FAR Section 91.501(c)(l), Lessor hereby agrees to lease the Aircraft from time to time to Lessee on a time sharing, non-continuous and non-exclusive basis, and Lessee hereby agrees to lease the Aircraft from time to time from Lessor on a time sharing, non-continuous and non-exclusive basis, during the Term (as defined in Article 2) and subject to the terms and conditions herein contained.

1.2 Delivery and Redelivery of Aircraft. Upon the request of Lessee, subject to the availability of the Aircraft as determined by Lessor in accordance with Section 1.3, Lessor shall make the Aircraft available to Lessee at such location as Lessee may reasonably request. Lessee acknowledges that Lessor currently bases the Aircraft at Oakland International Airport (KOAK), Oakland, CA (“Home Base”). The repositioning, ferry or dead head flights of the Aircraft required in connection with Lessee’s flights of the Aircraft under this Agreement, including delivery and/or redelivery of the Aircraft to the Home Base or to such other location as determined by Lessor’s specific schedule of the Aircraft usage for its intended business or as the Parties may otherwise agree, shall be deemed to be use of the Aircraft by Lessee and at Lessee’s expense subject to the FAA Maximum (as defined and set forth in Section 1.4).

1.3 Availability, Scheduling, and Use of Aircraft Flights. Lessee shall advise Lessor of his request for flight time and use of the Aircraft under this Agreement by giving Lessor advance notice by telephone, email and/or facsimile. Lessee’s notice shall provide the customary information required by Lessor and its flight crew for each proposed flight. Lessor, in its sole discretion, shall have final authority over the scheduling of the Aircraft and in the event of a scheduling conflict, Lessor’s plans and decisions shall control.

1.4 Rent. For each flight (including the repositioning, ferry or dead head flights set forth under Section 1.2) conducted under this Agreement, Lessee shall pay to Lessor rent (“Rent”) equal to the Variable Costs (as defined below) of the flight; provided, however, that in no case shall the Rent for a flight exceed the FAA Maximum. The amount of Rent for a particular flight shall be estimated by Lessor (or its delegate) in advance of a particular flight and shall be finally determined after the particular flight. With respect to a particular flight, the “FAA Maximum” shall equal the aggregate amount of the expenses incurred for such flight as authorized and listed by FAR Section 91.501(d), consisting of the following enumerated expenses:

(1)	Fuel, oil, lubricants, and other additives;

(2)	Travel expenses of the crew, including food, lodging, and ground transportation;

(3)	Hangar and tie-down costs away from the Aircraft’s base of operations;

(4)	Insurance obtained for the specific flight;

(5)	Landing fees, airport taxes, and similar assessments (including, without limitation and to the extent permitted by law, reimbursement of the taxes referred to in Section 1.6);

(6)	Customs, foreign permit, and similar fees directly related to the flight;

(7)	In flight food and beverages;

(8)	Passenger ground transportation;

(9)	Flight planning and weather contract services; and

(10)	An additional charge equal to one hundred percent (100%) of the expenses listed in paragraph (1) of this Section 1.4.

The “Variable Costs” of a particular flight shall equal the FAA Maximum with respect to that flight, modified by (a) subtracting the amount set forth in paragraph (10) of this Section 1.4, and (b) adding any variable maintenance and other variable costs of the flight not otherwise included in paragraphs (1) through (9) of this Section 1.4. (e.g., the Rolls Royce Corporate Care program with respect to the engines of the Aircraft and the Honeywell Maintenance Service Plan (MSP) with respect to the auxiliary power unit of the Aircraft, to the extent Lessor has enrolled in such programs which Lessor shall determine in its sole discretion).

Notwithstanding the foregoing, in the event a particular trip is comprised of both business purpose flight legs and personal use flight legs, Rent for such trip shall be determined as follows:

•	The basic principle shall be that Variable Costs shall be calculated for all flight legs of such trip and shall be compared to the hypothetical Variable Costs that would have been incurred had the trip itinerary been conducted solely as a business purpose flight. The excess, if any, of such Variable Costs shall be the amount of Rent imposed upon Lessee for such trip consisting of mixed purpose flight segments; provided, however, that in no case shall the Rent for a flight exceed the FAA Maximum. Any personal use attributable to a specific flight leg of a trip comprising multi-leg flights shall render that specific flight leg, in its entirety, a personal use flight leg of the trip.

•	For purposes of clarity, assume that Lessee is traveling on the Aircraft from San Francisco to New York for business reasons and is scheduled to return from New York to San Francisco as part of the same business trip. If, instead of returning to San Francisco from New York, Lessee adds a new leg to the flight from New York to Miami for personal reasons and then travels back to San Francisco from Miami, Lessee shall pay Rent on the New York-to-Miami and the Miami- to-San Francisco legs of the trip, but the amount of such Rent shall not exceed the positive difference (if any) between the Variable Costs of such flight legs less hypothetical Variable Costs that would have been incurred had the return trip been completed via a nonstop flight from New York-to-San Francisco as a business purpose flight. Accordingly, in such example, if the Variable Costs of the New York-to-San Francisco return flight segment for business purposes would have been $10,000 and the Variable Costs with respect to the New York-to-Miami and the Miami-to-San Francisco flight legs totaled $15,000, the Rent for the two personal legs of the flight would be $5,000 (but subject to the FAA Maximum limitation).

•	As another example, assume that a flight is necessary from San Francisco to New York for business reasons and would otherwise be scheduled to return from New York to San Francisco as part of the same business trip. If, for personal reasons, Lessee makes a stop in Chicago on the way to New York from San Francisco and, on the return flight, stops in Denver for personal reasons, Lessee shall pay Rent on the entire trip (all four flight legs), but the amount of such Rent shall be equal to the positive difference (if any) between the Variable Costs of all four flight legs of such trip less the hypothetical Variable Costs that would have been incurred had the two business-intended flight legs of the trip (San Francisco-to-New York and New York-to-San Francisco) been completed for business purposes (subject in all events to the FAA Maximum limitation).

1.5 Taxation. In the event that the SIFL Value (as defined below) with respect to a specific flight should exceed Rent for a particular flight, then such excess difference shall be imputed as taxable compensation to Lessee includable in Lessee’s gross income in accordance with the applicable provisions of the Internal Revenue Code of 1986, as amended (“IRC”), and Treasury Regulations promulgated thereunder and correctly treated and documented for income tax and employment tax and reporting purposes. To the extent any such income results in tax withholding obligations for Restoration Hardware, Inc., Lessor, or any of their respective affiliates, Lessee agrees that such entity may withhold the amount of such taxes from any other compensation otherwise payable to Lessee or may require Lessee to provide for such payment. The “SIFL Value” of a particular flight shall equal the valuation of such flight using the special non-commercial flight valuation rule for employees determined under the base aircraft valuation formula (also known as the Standard Industry Fare Level formula), in accordance with the applicable provisions of federal income tax regulations Section l.61-21(g).

1.6 Federal Excise Tax on Transportation by Air. Lessee agrees and accepts that Lessee shall be responsible for paying to Lessor the federal excise tax under IRC Section 4261 on the Rent paid to Lessor in accordance with Section 1.4.

1.7 Method of Payment. Lessee shall provide Lessor from time to time a deposit in an amount reasonably estimated by the Parties to cover the anticipated level of Rent for personal use by Lessee of the Aircraft (the minimum deposit shall be maintained at level of not less than $100,000.00); provided, that Lessor may request an increase in the deposit amount at any time based on anticipated use of the Aircraft. Lessor is permitted to deduct from the deposit at any time the amount of Rent that is incurred under this Agreement from time to time and in such event Lessee agrees promptly to replenish the deposit account in accordance with the terms of this Agreement and in any event to the minimum level of $100,000.00. Lessor shall provide Lessee a periodic statement of Rent incurred.

ARTICLE 2

TERM

The term of this Agreement shall commence on the Effective Date and shall continue for one year after said date. This Agreement shall automatically be renewed for additional one (1) year periods upon the same terms and conditions in the event neither Party gives the other Party a written notice of termination thirty (30) days prior to the end of the initial term or any extensions (the initial term and any extensions thereof are hereinafter referred to as “Term”). Notwithstanding the foregoing, either Party may terminate this Agreement at any time upon thirty (30) days’ written notice or this Agreement shall terminate automatically upon (i) Lessor entering into an agreement for the sale of the Aircraft, or (ii) Lessee ceasing to be an executive officer of Lessor.

ARTICLE 3

OPERATION AND MAINTENANCE RESPONSIBILITIES

3.1 Operational Control and Crew. With respect to each flight undertaken under this Agreement, Lessor shall have and retain operational control of the Aircraft as provided in the applicable FAR (as defined in FAR Section 1.1 “operational control,” with respect to a flight, means the exercise of authority over initiating, conducting, or terminating a flight); and, for federal tax purposes, shall have and retain “possession, command and control” of the Aircraft, as determined under IRC and the Regulations and rulings promulgated thereunder. Lessor shall employ, pay for and provide to Lessee a qualified flight crew for each flight undertaken under this Agreement.

3.2 Duties and Responsibilities of Crew. In accordance with applicable FAR, the qualified flight crew provided or contracted for by Lessor will exercise all of its duties and responsibilities in regard to the safety of each flight conducted hereunder. Lessee specifically agrees that the flight crew, in its sole discretion, may terminate any flight, refuse to commence any flight, or take other action which in the considered judgment of the pilot in command is necessitated by considerations of safety. The pilot in command shall have final and complete authority to cancel any flight for any reason or condition, which in the judgment of such pilot in command would compromise the safety of the flight. No such action of the pilot in command shall create or support any liability for loss, injury, damage or delay to Lessee or any other person. Lessee acknowledges and agrees that Lessor shall not be liable under any circumstances for delay or failure to furnish the Aircraft and the flight crew pursuant to this Agreement, except in the event of willful misconduct by Lessor.

3.3 Maintenance. Lessor shall be solely responsible for securing maintenance, preventive maintenance and required or otherwise necessary inspections on the Aircraft, and shall take such requirements into account in scheduling the Aircraft. No period of maintenance, preventive maintenance or inspection shall be delayed or postponed for the purpose of scheduling the Aircraft, unless said maintenance or inspection can be safely conducted at a later time in compliance with all applicable laws and regulations, and within the sound discretion of the pilot in command.

3.4 Exercise of Authority and Rights on Behalf of Lessor. Notwithstanding anything in this Agreement to the contrary, the Board of Directors of Lessor shall have the authority on behalf of Lessor to take all actions with respect to this Agreement. Inasmuch as this Agreement constitutes a related party transaction between Lessor and Lessee, the Board of Directors of Lessor has also granted the Audit Committee of Lessor’s Board of Directors with plenary authority to act on behalf of the Board of Directors with respect to any matter under this Agreement. The Board of Directors and the Audit Committee may further authorize the Chief Financial Officer of Lessor or the Chief Legal Officer of Lessor to act by delegated authority on behalf of Lessor with respect to any issues arising under this Agreement.

ARTICLE 4

INSURANCE

4.1 Insurance by Lessor. Lessor, at its sole cost, shall maintain in effect during the Term of this Agreement its present liability insurance covering public liability, property damage, including passenger legal liability and its all-risk hull and engine insurance. Lessor’s insurance shall be primary and without right of contribution from any other insurance. Lessor shall cause Lessee to be an additional named insured with respect to the liability coverage.

4.2 Further Insurance. Lessor will provide such additional insurance coverage as Lessee shall request or require, provided, however, that the cost of such additional insurance shall be borne by Lessee as set forth in paragraph (4) of the definition of FAA Maximum (and the corresponding inclusion of such amount in the definition of Variable Expenses) in Section 1.4 of this Agreement.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

5.1 Representations, Warranties and Covenants of Lessor. Lessor hereby represents, warrants and covenants to Lessee the following:

5.1.1 Lessor has the full power, authority and legal right to execute, deliver and perform the terms of this Agreement.

5.1.2 Lessor shall operate and maintain the Aircraft in a prudent and professional manner, in accordance with the flight manual and all recommended manufacturer’s operating practices and procedures, and in full compliance with all applicable federal, state or local rules and regulations, and the provisions of Lessor’s insurance policy.

5.2 Representations, Warranties and Covenants of Lessee. Lessee hereby represents, warrants and covenants to Lessor the following:

5.2.1 Lessee has the full power, authority and legal right to execute, deliver and perform the terms of this Agreement;

5.2.2 Lessee shall use the Aircraft only for and on account of his own personal and/or business matters, including the transportation of his family members, relatives, guests and business associates, and shall not use the Aircraft for the purpose of providing transportation of passengers or cargo in air commerce for compensation or hire;

5.2.3 Lessee shall refrain from incurring any mechanics or other lien in connection with inspection, preventative maintenance, maintenance or storage of the Aircraft, whether permissible or impermissible under this Agreement, nor shall there be any attempt by Lessee to convey, mortgage, assign, lease or any way alienate the Aircraft or create any kind of lien or security interest involving the Aircraft or do anything to take or fail to take any action that might mature into such a lien or security interest attaching to the Aircraft; and

5.2.4 During the term of this Agreement, Lessee shall abide by and conform to all such laws, governmental and airport orders, rules and regulations, as shall from time to time be in effect relating in any way to the operation and use of the Aircraft by a time sharing lessee.

ARTICLE 6

NOTICES

All notices, requests, demands to or upon, or other communication with the respective Parties hereto to be effective shall be in writing (including by facsimile transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given, made or received (a) in the case of delivery by hand, when delivered, (b) in the case of delivery by mail, three (3) days after being deposited in the mail, postage prepaid, or (c) in the case of delivery by facsimile transmission, when sent and receipt has been confirmed, addressed as follows:

If to Lessor:	Restoration Hardware
Chief Financial & Administrative Officer
15 Koch Road, Suite K
Bldg. D, Finance Department
Corte Madera, CA 94925
Telephone: (415) 924-1005
Attn: Karen Boone
E-mail: kboone@rh.com

With a copy to:	Restoration Hardware
Chief Legal Officer, Legal Department
(same address as above)
Telephone: (415) 945-4736
Attn: Edward T. Lee
E-mail: edwardlee@rh.com

If to Lessee:	Gary G. Friedman
19 Eucalyptus Road
Belvedere, CA 94920
E-mail: gfriedman@rh.com

With a copy to:	Restoration Hardware
Assistant to Chief Executive Officer
15 Koch Road, Suite K,
The Center of Innovation
Corte Madera, CA 94925
E-mail: m@rh.com

ARTICLE 7

MISCELLANEOUS

7.1 Aircraft Policy. Except as expressly provided for herein, the Parties are subject to and bound by the terms and conditions set forth in the Restoration Hardware, Inc. Aircraft Policy (the “Policy”).

7.2 Additional Documentation. At the request of either Party, the other Party shall execute and deliver or cause to be delivered any documents or take any action reasonably deemed necessary or appropriate in connection with the Aircraft and this Agreement.

7.3 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the construction or interpretation of this Agreement.

7.4 Partial Invalidity. If any provision of this Agreement, or the application thereof to any person, place or circumstance, shall be held by a court of competent jurisdiction to be illegal, invalid, unenforceable or void, and the remainder of this Agreement, as well as such provision as applied to other persons, shall remain in full force and effect.

7.5 Waiver. With regard to any power, remedy or right provided in this Agreement or otherwise available to any party, (i) no waiver or extension of time shall be effective unless expressly contained in a writing signed by the waiving party; (ii) no alteration, modification or impairment shall be implied by reason of any previous waiver, extension of time, daily or omission in exercise or other indulgence; and (iii) waiver by any party of the time for performance of any act or condition hereunder does not constitute waiver of the act or condition itself.

7.6 Entire Agreement. The Policy and this Agreement (including the attached exhibits) constitutes the entire agreement between the Parties pertaining to the subject matter contained in the Policy and this Agreement and supersedes any prior or contemporaneous agreements, between the Parties with respect to the subject matter of this Agreement. There are no representations, warranties, covenants, promises or undertakings, other than those expressly set forth or referred to herein.

7.7 Amendment. This Agreement may be amended only by a written agreement signed by all of the Parties.

7.8 Binding Effect; Assignment. This Agreement shall be binding on, and shall inure to the benefit of, the Parties to it and their respective successors and assigns; provided, however, that neither party may assign any of its rights under this Agreement and any such purported assignment shall be null, void and of no effect.

7.9 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

7.10 Attorneys’ Fees. Should any action be commenced between any of the Parties to this Agreement or their representatives concerning any provision of this Agreement or the rights of any person or entity thereunder, solely as between the Parties or their successors, the party or Parties prevailing in such action as determined by the court shall be entitled to recover from the other party all of its costs and expenses incurred in connection with such action (including without limitation fees, disbursements and expenses of attorneys and costs of investigation).

7.11 No Third Party Rights. Nothing in this Agreement whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any person other than the Parties to this Agreement and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any their persons to any party to this Agreement, nor shall any provision give any third person any rights of subrogation or action over against any party to this Agreement.

7.12 Counterparts. This Agreement may be executed in one or more counterparts, each of which independently shall be deemed to be an original and all of which together shall constitute one instrument. The Parties may exchange executed copies transmitted by telecopier, provided the executed originals are forwarded in accordance with Article 6.

7.13 Expenses. Each party shall bear all of its own expenses in connection with the negotiation, execution and delivery of this Agreement.

7.14 Relationship of the Parties. Nothing contained in this Agreement shall in any way create any association, partnership, joint venture, or principal and agent relationship between the Parties hereto or be construed to evidence the intention of the Parties to constitute such.

7.15 Survival. All representations, warranties, covenants and agreements of the Parties contained in this Agreement, or in any instrument, certificate, exhibit, schedule, or other writing provided for in it, shall survive the Term of this Agreement.

7.16 Determination of Rent. Lessor shall have plenary authority to administer this Agreement and make determinations of Rent (subject to the FAA Maximum amount) and shall bear the cost of administration of this Agreement and the calculations of Rent required by this Agreement. Lessee shall have the right to inspect and review such determinations from time to time upon request and Lessor will use reasonable commercial efforts to provide to Lessee third-party documentation, wherever practically available, upon Lessee’s written request to substantiate any Rent determinations under this Agreement including the Variable Costs or other recoupable expenses used in such determinations.

ARTICLE 8

TRUTH IN LEASING

8.1 LESSOR CERTIFIES THAT THE GULFSTREAM AEROSPACE GIV (G400) AIRCRAFT, BEARING MANUFACTURER’S SERIAL NUMBER 1529 AND CURRENT UNITED STATES FAA REGISTRATION NO. N477SA (TO BE CHANGED TO N171RH), OPERATED BY LESSOR PRESENTLY COMPLIES WITH APPLICABLE FAA MAINTENANCE AND INSPECTION REQUIREMENTS FOR OPERATION TO BE CONDUCTED UNDER THIS AGREEMENT AND THAT THE AIRCRAFT HAS BEEN MAINTAINED AND INSPECTED FOR THE LAST 12 MONTHS AND IN THE FUTURE WILL BE MAINTAINED AND INSPECTED UNDER PART 91 OF THE FEDERAL AVIATION REGULATIONS FOR OPERATIONS TO BE CONDUCTED UNDER THIS AGREEMENT.

8.2 LESSOR (RESTORATION HARDWARE, INC., AT THE ADDRESS GIVEN IN ARTICLE 6) CERTIFIES THAT LESSOR, AND NOT LESSEE, IS RESPONSIBLE FOR OPERATIONAL CONTROL OF THE AIRCRAFT UNDER THIS AGREEMENT DURING THE TERM HEREOF AND LESSOR WILL BE THE OPERATOR OF THE AIRCRAFT AS PROVIDED HEREIN AND IS RESPONSIBLE FOR COMPLIANCE WITH APPLICABLE FEDERAL AVIATION REGULATIONS.

8.3 AN EXPLANATION OF FACTORS BEARING ON OPERATIONAL CONTROL AND PERTINENT FEDERAL AVIATION REGULATIONS CAN BE OBTAINED FROM THE NEAREST FAA FLIGHT STANDARDS DISTRICT OFFICE.

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IN WITNESS WHEREOF, the Parties have executed this Aircraft Time Sharing Agreement as of the day and year first above and written.

LESSOR:

RESTORATION HARDWARE, INC.

By:	/s/ Karen Boone
Name:	Karen Boone
Title:	Chief Financial & Administrative Officer

By:	/s/ Mark Demilio
Name:	Mark Demilio
Title:	Director

LESSEE:

/s/ Gary G. Friedman
GARY G. FRIEDMAN